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                                                                    Exhibit 21.1


                            List of Subsidiaries
                            --------------------

     Lone Star Selling Group, Inc. a New York corporation.

     R.L. Management, Inc., a Delaware corporation.

     Import Technology of Texas, Inc., a Texas corporation.

     Sun Apparel, Inc., a Delaware corporation.

     Sun Apparel of Texas, Ltd., a Texas limited partnership, also doing business as Sun Apparel, Greater Texas Finishing, CNC West,
Sun City Realty Group.

     Maquilas Pami, S.A. de C.V., a corporation organized and operating in Mexico.

     CNC West de Mexico, S.A. de C.V., a corporation organized and operating in Mexico.